EXHIBIT 99.2

RR DONNELLEY	Corporate Headquarters
77 West Wacker Drive
Chicago, Illinois 60601
Telephone (312) 326-8000

Media contact:	Investor contact:
Katherine Divita	Chris Curtis
312-326-8336	312-326-8313
katherine.divita@rrd.com	christopher.curtis@rrd.com

RR DONNELLEY CHAIRMAN, PRESIDENT AND CEO WILLIAM L. DAVIS

ANNOUNCES RETIREMENT PLANS

DAVIS TO REMAIN UNTIL BOARD IDENTIFIES SUCCESSOR

CHICAGO, July 28, 2003—William L. Davis, chairman, president and chief executive officer of RR Donnelley [NYSE: DNY], today announced his plans to retire. Davis will remain with the company until his replacement is named. The Board of Directors is conducting a search for a successor.

“Heading up RR Donnelley during a time of great industry change has been a tremendous experience,” said Davis. “The hard and sometimes gut-wrenching work of our employees has set this company on a solid course for long-term success with customers.

“When I joined RR Donnelley in 1997, my personal goal was to lead for a period of five to seven years and retire. While I will miss being part of the team, I’m eager to begin this new stage of my life.”

Board member and former vice chairman James R. Donnelley commended Davis’ accomplishments in making RR Donnelley a modern manufacturing operation. “Bill accomplished what the Board asked him to do,” said Donnelley. “Our strategy is sound and our future is bright.”

Under Davis’ leadership, RR Donnelley embarked on a major transformation from a commercial printer to an integrated communications solutions provider. A highly recognized brand, the company has ranked first in its category among Fortune’s Most Admired for three consecutive years. Davis brought continuous improvement, marketing and other capabilities into the company, enabling solutions that help customers sell more, save more and build their brands.

The company’s financial outlook remains positive. Earlier this week, the company announced its 33rd consecutive annual increase in its quarterly dividend. Earnings for 2003 remain on track, in a range of $1.25 to $1.40 per diluted share. The company noted that it will likely come in at the lower end of that range, due to continued softness in the markets it serves. The company will go into further detail on its 2003 outlook on August 6 when it reports its second quarter 2003 results.

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RR DONNELLEY CEO WILLIAM L. DAVIS ANNOUNCES RETIREMENT

RR Donnelley (www.rrdonnelley.com) prepares, produces and delivers integrated communications across multiple channels for content owners such as publishers, merchandisers, and telecommunications companies as well as capital markets and diversified financial services companies. As a single source supplying services up and down the communications value chain, the company excels in digital photography, content management, printing, online services, and print and package logistics. With these integrated services, RR Donnelley provides effective solutions for its customers’ targeted communications and delivery needs. Headquartered in Chicago, Ill., RR Donnelley serves a global customer market and has 30,000 employees in more than 200 locations in North America, South America, Europe and the Asia/Pacific Basin.

Certain statements, including discussions of the company’s expectations for 2003 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from the future results expressed or implied by these statements. Refer to Part I, Item I of the company’s annual report on Form 10-K for the year ended December 31, 2002, for a description of such factors.

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